Exhibit 10.3

EMPLOYEE MATTERS AGREEMENT

BY AND BETWEEN

TEGNA INC.

AND

CARS.COM INC.

DATED AS OF MAY 31, 2017

-i-

-ii-

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT, dated as of May 31, 2017 (this “Agreement”), is by and between TEGNA Inc., a Delaware corporation (“Parent”), and Cars.com Inc., a Delaware corporation (“SpinCo”).

R E C I T A L S:

WHEREAS, the board of directors of Parent (the “Parent Board”) has determined that it is in the best interests of Parent and its stockholders to create a new publicly traded company that shall operate the SpinCo Business;

WHEREAS, in furtherance of the foregoing, the Parent Board has determined that it is appropriate and desirable to separate the SpinCo Business from the Parent Business (the “Separation”) and, following the Separation, make a distribution, on a pro rata basis, to holders of Parent Shares on the Record Date of all of the outstanding SpinCo Shares owned by Parent (the “Distribution”);

WHEREAS, in order to effectuate the Separation and Distribution, Parent and SpinCo have entered into a Separation and Distribution Agreement, dated as of May 31, 2017 (the “Separation and Distribution Agreement”);

WHEREAS, in addition to the matters addressed by the Separation and Distribution Agreement, the Parties desire to enter into this Agreement to set forth the terms and conditions of certain employment, compensation and benefit matters; and

WHEREAS, the Parties acknowledge that this Agreement, the Separation and Distribution Agreement and the Ancillary Agreements represent the integrated agreement of Parent and SpinCo relating to the Separation and Distribution, are being entered into together and would not have been entered into independently.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below.

“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Adjusted SpinCo Stock Value” shall mean the product obtained by multiplying (a) the SpinCo Stock Value by (b) the Distribution Ratio.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, prior to, at and after the Effective Time, for purposes of this Agreement (a) no member of the SpinCo Group shall be deemed to be an Affiliate of any member of the Parent Group and (b) no member of the Parent Group shall be deemed to be an Affiliate of any member of the SpinCo Group.

“Agreement” shall have the meaning set forth in the Preamble to this Agreement and shall include all amendments, modifications, and changes hereto entered into pursuant to Section 8.17.

“Ancillary Agreements” shall mean all agreements (other than the Separation and Distribution Agreement) entered into by the Parties or the members of their respective Groups (but as to which no Third Party is a party) in connection with the Separation, the Distribution, or the other transactions contemplated by the Separation and Distribution Agreement, including the Transition Services Agreement, the Tax Matters Agreement, this Agreement and the Transfer Documents.

“Applicable Exchange” shall mean the securities exchange as may at the applicable time be the principal market for Parent Shares or SpinCo Shares, as applicable.

“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.

“Benefit Plan” shall mean any contract, agreement, policy, practice, program, plan, trust, commitment or arrangement providing for benefits, perquisites or compensation of any nature from an employer to any Employee, or to any family member, dependent, or beneficiary of any such Employee, including cash or deferred arrangement plans, profit sharing plans, post-employment programs, pension plans, thrift plans, supplemental pension plans, welfare plans, stock option, stock purchase, stock appreciation rights, restricted stock, restricted stock units, performance stock units, other equity-based compensation and contracts, agreements, policies, practices, programs, plans, trusts, commitments and arrangements providing for terms of employment, fringe benefits, severance benefits, change in control protections or benefits, travel and accident, life, accidental death and dismemberment, disability and accident insurance, tuition reimbursement, adoption assistance, travel reimbursement, vacation, sick, personal or bereavement days, leaves of absences and holidays; provided, however, that the term “Benefit Plan” does not include any government-sponsored benefits, such as workers’ compensation, unemployment or any similar plans, programs, policies or agreements.

“COBRA” shall mean the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Section 601 et seq. of ERISA and at Section 4980B of the Code.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Distribution” shall have the meaning set forth in the Recitals.

“Distribution Date” shall mean the date of the consummation of the Distribution, which shall be determined by the Parent Board in its sole and absolute discretion.

“Distribution Ratio” shall mean a number equal to one-third (1/3).

“Effective Time” shall mean 11:59 p.m., New York City time, on the Distribution Date.

“Employee” shall mean any Parent Group Employee or SpinCo Group Employee.

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Force Majeure” shall mean, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any significant and prolonged failure in electrical or air conditioning equipment. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

“Former Employees” shall mean Former Parent Group Employees and Former SpinCo Group Employees.

“Former Parent Group Employee” shall mean any individual who is a former employee of the Parent Group as of the Effective Time and who is not a Former SpinCo Group Employee.

“Former SpinCo Group Employee” shall mean any individual who is a former employee of Parent or any of its Subsidiaries or former Subsidiaries as of the Effective Time, in each case, whose most recent employment with Parent was with a member of the SpinCo Group or the SpinCo Business.

“Gannett EMA” shall have the meaning set forth in Section 4.02(i)(ii).

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, a government and any executive official thereof.

“Group” shall mean either the SpinCo Group or the Parent Group, as the context requires.

“HIPAA” shall mean the U.S. Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder.

“IRS” shall mean the U.S. Internal Revenue Service.

“Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income Tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Losses” shall mean actual losses (including any diminution in value), costs, damages, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“Non-Solicit Date” shall have the meaning set forth in Section 3.02.

“Parent” shall have the meaning set forth in the Preamble.

“Parent 401(k) Plan” shall mean the TEGNA 401(k) Savings Plan.

“Parent Assets” shall have the meaning set forth in Section 2.2(b) of the Separation and Distribution Agreement.

“Parent Awards” shall mean Parent Option Awards, Parent Restricted Stock Awards, Parent RSU Awards (Pre-2016), Parent RSU Awards (2016), Parent RSU Awards (2017), Parent Performance Share Awards (Pre-2017) and Parent Performance Share Awards (2017), collectively.

“Parent Benefit Plan” shall mean any Benefit Plan established, sponsored or maintained by Parent or any of its Subsidiaries immediately prior to the Effective Time, but excluding any SpinCo Benefit Plan, including any plan transferred to and assumed by SpinCo pursuant to Section 2.03(b).

“Parent Board” shall have the meaning set forth in the Recitals.

“Parent Business” shall mean all businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) conducted at any time prior to the Effective Time by either Party or any member of its Group, other than the SpinCo Business.

“Parent Change in Control” shall have the meaning set forth in Section 4.02(h)(i).

“Parent Compensation Committee” shall mean the Executive Compensation Committee of the Parent Board.

“Parent ESPP” shall mean the Parent Employee Stock Purchase Plan, as in effect from time to time.

“Parent Group” shall mean Parent and each Person that is a Subsidiary of Parent (other than SpinCo and any other member of the SpinCo Group).

“Parent Group Employees” shall have the meaning set forth in Section 3.01(a)(ii).

“Parent Liabilities” shall have the meaning set forth in Section 2.3(b) of the Separation and Distribution Agreement.

“Parent Non-Employee Director” means an individual who serves or served as a non-employee director of the Parent Board.

“Parent Omnibus Plan” shall mean the TEGNA Inc. 2001 Omnibus Incentive Compensation Plan, as amended and restated as of May 4, 2010, as amended.

“Parent Option Award” shall mean an award of options to purchase Parent Shares granted pursuant to a Parent Omnibus Plan that is outstanding as of immediately prior to the Effective Time.

“Parent Performance Share Award (Pre-2017)” shall mean a performance share award granted prior to 2017 pursuant to the Parent Omnibus Plan that is outstanding as of immediately prior to the Effective Time.

“Parent Performance Share Award (2017)” shall mean a performance share award granted in 2017 pursuant to the Parent Omnibus Plan that is outstanding as of immediately prior to the Effective Time.

“Parent Ratio” shall mean the quotient obtained by dividing (a) the Pre-Separation Parent Stock Value by (b) the Post-Separation Parent Stock Value.

“Parent Restricted Stock Award” shall mean an award of shares of restricted stock of Parent granted pursuant to the Parent Omnibus Plan that is outstanding as of immediately prior to the Effective Time.

“Parent RSU Award (Pre-2016)” shall mean an award of time-based restricted stock units granted prior to 2016 pursuant to a Parent Omnibus Plan that is outstanding as of immediately prior to the Effective Time.

“Parent RSU Award (2016)” shall mean an award of time-based restricted stock units granted in 2016 pursuant to a Parent Omnibus Plan that is outstanding as of immediately prior to the Effective Time.

“Parent RSU Award (2017)” shall mean an award of time-based restricted stock units granted in 2017 pursuant to a Parent Omnibus Plan that is outstanding as of immediately prior to the Effective Time.

“Parent Shares” shall mean the shares of common stock, par value $1.00 per share, of Parent.

“Parent Welfare Plan” shall mean any Parent Benefit Plan which is a Welfare Plan.

“Parties” shall mean the parties to this Agreement.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity or any Governmental Authority.

“Post-Separation Parent Awards” shall mean Post-Separation Parent Option Awards, Post-Separation Parent Restricted Stock Awards, Post-Separation Parent RSU Awards (Pre-2016), Post-Separation Parent RSU Awards (2016), Post-Separation Parent RSU Awards (2017), Post-Separation Parent Performance Share Awards (Pre-2017) and Post-Separation Parent Performance Share Awards (2017), collectively.

“Post-Separation Parent Option Award” shall mean a Parent Option Award adjusted as of the Effective Time in accordance with Section 4.02(a).

“Post-Separation Parent Performance Share Award (Pre-2017)” shall mean a Parent Performance Share Award (Pre-2017) adjusted as of the Effective Time in accordance with Section 4.02(f).

“Post-Separation Parent Performance Share Award (2017)” shall mean a Parent Performance Share Award (2017) adjusted as of the Effective Time in accordance with Section 4.02(g).

“Post-Separation Parent Restricted Stock Award” shall mean a Parent Restricted Stock Award as adjusted as of the Effective Time in accordance with Section 4.02(b).

“Post-Separation Parent RSU Award (Pre-2016)” shall mean a Parent RSU Award (Pre-2016) adjusted as of the Effective Time in accordance with Section 4.02(c).

“Post-Separation Parent RSU Award (2016)” shall mean a Parent RSU Award (2016) as adjusted as of the Effective Time in accordance with Section 4.02(d).

“Post-Separation Parent RSU Award (2017)” shall mean a Parent RSU Award (2017) as adjusted as of the Effective Time in accordance with Section 4.02(e).

“Post-Separation Parent Stock Value” shall mean the simple average of the volume weighted average per-share price of Parent Shares trading on the Applicable Exchange during each of the first five (5) full Trading Sessions immediately after the Effective Time.

“Pre-Separation Parent Stock Value” shall mean the simple average of the volume weighted average per-share price of Parent Shares trading “regular way with due bills” on the Applicable Exchange during each of the last five (5) full Trading Sessions immediately prior to the Effective Time.

“Record Date” shall mean the close of business on the date to be determined by the Parent Board as the record date for determining holders of Parent Shares entitled to receive SpinCo Shares pursuant to the Distribution.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Separation” shall have the meaning set forth in the Recitals.

“Separation and Distribution Agreement” shall have the meaning set forth in the Recitals.

“SpinCo” shall have the meaning set forth in the Preamble.

“SpinCo 401(k) Plans” shall mean the Cars.com, LLC 401(k) Retirement Plan and the DealerRater.Com LLC 401(k) P/S Plan & Trust.

“SpinCo Awards” shall mean SpinCo Restricted Stock Awards, SpinCo Performance Share Awards, SpinCo RSU Awards (Pre-2016), SpinCo RSU Awards (2016) and SpinCo RSU Awards (2017), collectively.

“SpinCo Benefit Plan” shall mean any Benefit Plan established, sponsored, maintained or contributed to by a member of the SpinCo Group as of or after the Effective Time, including any Benefit Plans retained or adopted by SpinCo pursuant to Section 2.03(a) and Section 2.03(b).

“SpinCo Board” shall mean the Board of Directors of SpinCo.

“SpinCo Business” shall mean (a) the business, operations and activities of the Cars.com business unit of Parent conducted at any time prior to the Effective Time by either Party or any of their current or former Subsidiaries and (b) any terminated, divested or discontinued businesses, operations and activities that, at the time of termination, divestiture or discontinuation, primarily related to the business, operations or activities described in clause (a) as then conducted, including those set forth on Schedule 1.4 of the Separation and Distribution Agreement, excluding, in the case of each of clauses (a) and (b), the business, operations and activities primarily related to the Parent Assets.

“SpinCo Change in Control” shall have the meaning set forth in Section 4.02(h)(i).

“SpinCo Designees” shall mean any entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) designated by Parent that will be members of the SpinCo Group as of immediately prior to the Effective Time.

“SpinCo Group” shall mean (a) prior to the Effective Time, SpinCo and each Person that will be a Subsidiary of SpinCo as of immediately after the Effective Time, including the Transferred Entities, even if, prior to the Effective Time, such Person is not a Subsidiary of SpinCo; and (b) on and after the Effective Time, SpinCo and each Person that is a Subsidiary of SpinCo.

“SpinCo Group Employees” shall have the meaning set forth in Section 3.01(a).

“SpinCo Liabilities” shall have the meaning set forth in Section 2.3(a) of the Separation and Distribution Agreement.

“SpinCo Omnibus Plan” shall mean the Cars.com Inc. Omnibus Incentive Compensation Plan, as established by SpinCo as of the Effective Time pursuant to Section 2.03(a) and Section 4.01.

“SpinCo Performance Share Award” shall mean an award of performance shares assumed by SpinCo pursuant to the SpinCo Omnibus Plan in accordance with Section 4.02(f).

“SpinCo Ratio” shall mean the quotient obtained by dividing (a) the Pre-Separation Parent Stock Value by (b) the SpinCo Stock Value.

“SpinCo Restricted Stock Award” shall mean an award of shares of restricted stock of SpinCo assumed by SpinCo pursuant to the SpinCo Omnibus Plan in accordance with Section 4.02(b).

“SpinCo RSU Award (Pre-2016)” shall mean an award of time-based restricted stock units assumed pursuant to the SpinCo Omnibus Plan in accordance with Section 4.02(c).

“SpinCo RSU Award (2016)” shall mean an award of time-based restricted stock units assumed pursuant to the SpinCo Omnibus Plan in accordance with Section 4.02(d).

“SpinCo RSU Award (2017)” shall mean an award of time-based restricted stock units assumed pursuant to the SpinCo Omnibus Plan in accordance with Section 4.02(e).

“SpinCo Share Fund” shall have the meaning set forth in Section 5.02.

“SpinCo Shares” shall mean the shares of common stock, par value $0.01 per share, of SpinCo.

“SpinCo Stock Value” shall mean the simple average of the volume weighted average per-share price of SpinCo Shares trading on the Applicable Exchange during each of the first five (5) full Trading Sessions immediately after the Effective Time.

“SpinCo Welfare Plan” shall mean a Welfare Plan established, sponsored, maintained or contributed to by any member of the SpinCo Group for the benefit of SpinCo Group Employees and Former SpinCo Group Employees.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” shall mean the Tax Matters Agreement to be entered into by and between Parent and SpinCo or any members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

“Third Party” shall mean any Person other than the Parties or any members of their respective Groups.

“Third-Party Claim” shall have the meaning set forth in Section 4.5(a) of the Separation and Distribution Agreement.

“Trading Session” shall mean the period of time during any given calendar day, commencing with the determination of the opening price on the Applicable Exchange and ending with the determination of the closing price on the Applicable Exchange, in which trading in Parent Shares or SpinCo Shares (as applicable) is permitted on the Applicable Exchange.

“Transfer Documents” shall have the meaning set forth in Section 2.1(b) of the Separation and Distribution Agreement.

“Transferred Director” shall mean each SpinCo non-employee director as of the Effective Time who served on the Parent Board immediately prior to the Effective Time.

“Transferred Entities” shall mean the entities set forth on Schedule 1.9 of the Separation and Distribution Agreement.

“U.S.” shall mean the United States of America.

“Welfare Plan” shall mean any “welfare plan” (as defined in Section 3(1) of ERISA) or a “cafeteria plan” under Section 125 of the Code, and any benefits offered thereunder, and any other plan offering health benefits (including medical, prescription drug, dental, vision, mental health, substance abuse and retiree health), disability benefits, or life, accidental death and dismemberment, and business travel insurance, pre-Tax premium conversion benefits, dependent care assistance programs, employee assistance programs, paid time-off programs, contribution funding toward a health savings account, flexible spending accounts, supplemental unemployment benefits or severance.

Section 1.02. Interpretation. Section 10.15 of the Separation and Distribution Agreement is hereby incorporated by reference.

ARTICLE II

GENERAL PRINCIPLES FOR ALLOCATION OF LIABILITIES

Section 2.01. General Principles.

(a) Acceptance and Assumption of SpinCo Liabilities. Except as otherwise provided by this Agreement, on or prior to the Effective Time, but in any case prior to the Distribution, SpinCo and the applicable SpinCo Designees shall accept, assume and agree faithfully to perform, discharge and fulfill all of the following Liabilities in accordance with their respective terms (each of which shall be considered a SpinCo Liability), regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such Liabilities are asserted or determined (including any Liabilities arising out of claims made by Parent’s or SpinCo’s respective directors, officers, Employees, Former Employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Parent Group or the SpinCo Group, or any of their respective directors, officers, Employees, Former Employees, agents, Subsidiaries or Affiliates:

(i) any and all wages, salaries, incentive compensation, equity compensation, commissions, bonuses and any other employee compensation or benefits payable to or on behalf of any SpinCo Group Employees and Former SpinCo Group Employees after the Effective Time, without regard to when such wages, salaries, incentive compensation, equity compensation, commissions, bonuses or other employee compensation or benefits are or may have been awarded or earned;

(ii) any and all Liabilities whatsoever with respect to claims under a SpinCo Benefit Plan, taking into account the SpinCo Benefit Plan’s assumption of Liabilities with respect to SpinCo Group Employees and Former SpinCo Group Employees that were originally the Liabilities of the corresponding Parent Benefit Plan with respect to periods prior to the Effective Time; and

(iii) any and all Liabilities expressly assumed or retained by any member of the SpinCo Group pursuant to this Agreement.

(b) Acceptance and Assumption of Parent Liabilities. Except as otherwise provided by this Agreement, on or prior to the Effective Time, but in any case prior to the Distribution, Parent and certain members of the Parent Group designated by Parent shall accept, assume and agree faithfully to perform, discharge and fulfill all of the following Liabilities in accordance with their respective terms (each of which shall be considered a Parent Liability), regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such Liabilities are asserted or determined (including any Liabilities arising out of claims made by Parent’s or SpinCo’s respective directors, officers, Employees, Former Employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Parent Group or the SpinCo Group, or any of their respective directors, officers, Employees, Former Employees, agents, Subsidiaries or Affiliates:

(i) any and all wages, salaries, incentive compensation, equity compensation, commissions, bonuses and any other employee compensation or benefits payable to or on behalf of any Parent Group Employees and Former Parent Group Employees after the Effective Time, without regard to when such wages, salaries, incentive compensation, equity compensation, commissions, bonuses or other employee compensation or benefits are or may have been awarded or earned;

(ii) any and all Liabilities whatsoever with respect to claims under a Parent Benefit Plan, taking into account a corresponding SpinCo Benefit Plan’s assumption of Liabilities with respect to SpinCo Group Employees and Former SpinCo Group Employees that were originally the Liabilities of such Parent Benefit Plan with respect to periods prior to the Effective Time; and

(iii) any and all Liabilities expressly assumed or retained by any member of the Parent Group pursuant to this Agreement.

(c) Unaddressed Liabilities. To the extent that this Agreement does not address particular Liabilities under any Benefit Plan and the Parties later determine that they should be allocated in connection with the Distribution, the Parties shall agree in good faith on the allocation, taking into account the handling of comparable Liabilities under this Agreement.

Section 2.02. Service Credit. As of the Effective Time, the SpinCo Benefit Plans shall, and SpinCo shall cause each member of the SpinCo Group to, recognize for each SpinCo Group Employee who is employed immediately following the Effective Time by a member of the SpinCo Group and each Former SpinCo Group Employee full service with Parent or any of its Subsidiaries or predecessor entities at or before the Effective Time, to the same extent that such service was recognized by Parent for similar purposes prior to the Effective Time as if such full service had been performed for a member of the SpinCo Group, for purposes of eligibility, vesting and determination of level of benefits under any such SpinCo Benefit Plan.

Section 2.03. Adoption and Transfer and Assumption of Benefit Plans.

(a) Adoption by SpinCo of Benefit Plans. As of no later than the Effective Time, SpinCo shall adopt Benefit Plans (and related trusts, if applicable) as contemplated and in accordance with the terms of this Agreement.

(b) Retention by SpinCo of SpinCo Plans. From and after the Effective Time, SpinCo shall retain all of the SpinCo Benefits Plans, including all related Liabilities and Assets, and any related trusts and other funding vehicles and insurance contracts of any of such plans other than as specifically provided in this Agreement; provided, however, that SpinCo may make such changes, modifications or amendments to such SpinCo Benefit Plans as may be required by applicable Law or to reflect the Separation and Distribution Agreement, including limiting participation in any such SpinCo Benefit Plan to SpinCo Group Employees and Former SpinCo Group Employees who participated in the corresponding Benefit Plan immediately prior to the Effective Time. Nothing in this Agreement shall preclude SpinCo, at any time after the Effective Time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any SpinCo Benefit Plan, any benefit under any SpinCo Benefit Plan or any trust, insurance policy or funding vehicle related to any SpinCo Benefit Plan, or any employment or other service arrangement with SpinCo Group Employees, independent contractors or vendors (to the extent permitted by law).

(c) Plans Not Required to Be Adopted. With respect to any Benefit Plan not addressed in this Agreement, the Parties shall agree in good faith on the treatment of such plan taking into account the handling of any comparable plan under this Agreement and, notwithstanding that SpinCo shall not have an obligation to continue to maintain any such plan with respect to the provision of future benefits from and after the Effective Time, SpinCo shall remain obligated to pay or provide any previously accrued or incurred benefits to the SpinCo Group Employees and Former SpinCo Group Employees consistent with Section 2.01(a) of this Agreement.

(d) Information and Operation. Each Party shall use its commercially reasonable efforts to provide the other Party with information describing each Benefit Plan election made by an Employee or Former Employee that may have application to such Party’s Benefit Plans from and after the Effective Time, and each Party shall use its commercially reasonable efforts to administer its Benefit Plans using those elections. Each Party shall, upon reasonable request, use its commercially reasonable efforts to provide the other Party and the other Party’s respective Affiliates, agents, and vendors all information reasonably necessary to the other Party’s operation or administration of its Benefit Plans.

(e) No Duplication or Acceleration of Benefits. Notwithstanding anything to the contrary in this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement, no participant in any Benefit Plan shall receive service credit or benefits to the extent that receipt of such service credit or benefits would result in duplication of benefits provided to such participant by the corresponding Benefit Plan or any other plan, program or arrangement sponsored or maintained by a member of the Group that sponsors the corresponding Benefit Plan. Furthermore, unless expressly provided for in this Agreement, the Separation and Distribution Agreement or in any Ancillary Agreement or required by applicable Law, no provision in this Agreement shall be construed to create any right to accelerate vesting distributions or entitlements under any Benefit Plan sponsored or maintained by a member of the Parent Group or member of the SpinCo Group on the part of any Employee or Former Employee.

(f) Beneficiaries. References to Parent Group Employees, Former Parent Group Employees, SpinCo Group Employees, Former SpinCo Group Employees, and current and former non-employee directors of either Parent or SpinCo shall be deemed to refer to their beneficiaries, dependents, survivors and alternate payees, as applicable.

ARTICLE III

ASSIGNMENT OF EMPLOYEES

Section 3.01. Active Employees.

(a) Assignment and Transfer of Employees. Effective as of no later than the Effective Time and except as otherwise agreed by the Parties, (i) the applicable member of the Parent Group shall have taken such actions as are necessary to ensure that each individual who is intended to be an employee of the SpinCo Group as of immediately after the Effective Time (including any such individual who is not actively working as of the Effective Time as a result of an illness, injury or leave of absence approved by the Parent Human Resources department or otherwise taken in accordance with applicable Law) (collectively, the “SpinCo Group Employees”) is employed by a member of the SpinCo Group as of immediately after the Effective Time and (ii) the applicable member of the Parent Group shall have taken such actions as are necessary to ensure that each individual who is intended to be an employee of the Parent Group as of immediately after the Effective Time (including any such individual who is not actively working as of the Effective Time as a result of an illness, injury or leave of absence approved by the Parent Human Resources department or otherwise taken in accordance with applicable Law) and any other individual employed by the Parent Group as of the Effective Time who is not a SpinCo Group Employee (collectively, the “Parent Group Employees”) is employed by a member of the Parent Group as of immediately after the Effective Time. Each of the Parties agrees to execute, and to seek to have the applicable Employees execute, such documentation, if any, as may be necessary to reflect such assignment and/or transfer.

(b) At-Will Status. Nothing in this Agreement shall create any obligation on the part of any member of the Parent Group or any member of the SpinCo Group to (i) continue the employment of any Employee or permit the return from a leave of absence for any period after the date of this Agreement (except as required by applicable Law) or (ii) change the employment status of any Employee from “at-will,” to the extent that such Employee is an “at-will” employee under applicable Law.

(c) Severance. The Parties acknowledge and agree that the Separation, the Distribution and the assignment, transfer or continuation of the employment of Employees as contemplated by this Section 3.01 shall not be deemed an involuntary termination of employment entitling any SpinCo Group Employee or Parent Group Employee to severance payments or benefits.

(d) Not a Change in Control. The Parties acknowledge and agree that neither the consummation of the Separation, the Distribution nor any transaction contemplated by this Agreement, the Separation and Distribution Agreement or any other Ancillary Agreement shall be deemed a “change in control,” “change of control” or term of similar import for purposes of any Benefit Plan sponsored or maintained by any member of the Parent Group or member of the SpinCo Group.

(e) Payroll and Related Taxes. SpinCo shall (i) be responsible for all payroll obligations, Tax withholding and reporting obligations for all SpinCo Group Employees and (ii) furnish a Form W-2 or similar earnings statement to all SpinCo Group Employees, in each case, with respect to periods before and following the Distribution Date.

Section 3.02. No-Hire and Non-Solicitation. Each Party agrees that, for a period of one (1) year from the Distribution Date, such Party shall not hire or solicit for employment any individual who is a Parent Group Employee or a Former Parent Group Employee whose employment was terminated during the thirty (30) days prior to the Effective Time (the “Non-Solicit Date”), in the case of SpinCo, or a SpinCo Group Employee or a Former SpinCo Group Employee whose employment was terminated during the thirty (30) days prior to the Effective Time, in the case of Parent; provided, however, without limiting the generality of the foregoing prohibition on solicitation and hiring Employees of the other Party, this Section 3.02 shall not prohibit (a) hiring resulting from generalized solicitations that are not directed to specific Persons or Employees of the other Party, or (b) the solicitation and hiring of a Person whose employment was involuntarily terminated by the other Party. Except as provided in clause (b) of the immediately preceding sentence with respect to involuntary terminations, without regard to the use of the term “Employee” or “employs,” the restrictions under this Section 3.02 shall be applicable to the applicable Employee or Former Employee until the date that is six (6) months after such Employee or Former Employee’s last date of employment with Parent or SpinCo, as applicable. For the avoidance of doubt, the restrictions under this Section 3.02 shall not apply to Former Parent Group Employees or Former SpinCo Group Employees whose most recent employment with Parent and its Subsidiaries was terminated prior to the Non-Solicit Date.

ARTICLE IV

EQUITY, INCENTIVE AND EXECUTIVE COMPENSATION

Section 4.01. Generally. Each Parent Award granted that is outstanding as of immediately prior to the Effective Time shall be adjusted as described below; provided, however, effective immediately prior to the Effective Time, the Parent Compensation Committee may provide for different adjustments with respect to some or all Parent Awards to the extent that the Parent Compensation Committee deems such adjustments necessary and appropriate. Any adjustments made by the Parent Compensation Committee pursuant to the foregoing sentence shall be deemed incorporated by reference herein as if fully set forth below and shall be binding on the Parties and their respective Affiliates. Before the Effective Time, the SpinCo Omnibus Plan shall be established, with such terms as are necessary to permit the implementation of the provisions of Section 4.02.

Section 4.02. Equity Incentive Awards.

(a) Option Awards. Each Parent Option Award that is outstanding as of immediately prior to the Effective Time shall be converted, as of the Effective Time, into a Post-Separation Parent Option Award and shall, except as otherwise provided in this Section 4.02, be subject to the same terms and conditions (including with respect to vesting and expiration) after the Effective Time as were applicable to such Parent Option Award immediately prior to the Effective Time; provided, however, that from and after the Effective Time:

(i) the number of Parent Shares subject to such Post-Separation Parent Option Award shall be equal to the product, rounded down to the nearest whole share, obtained by multiplying (A) the number of Parent Shares subject to the corresponding Parent Option Award immediately prior to the Effective Time by (B) the Parent Ratio; and

(ii) the per-share exercise price of such Post-Separation Parent Option Award shall be equal to the quotient, rounded up to the nearest cent, obtained by dividing (A) the per-share exercise price of the corresponding Parent Option Award immediately prior to the Effective Time by (B) the Parent Ratio.

Notwithstanding anything to the contrary in this Section 4.02(a), the exercise price, the number of Parent Shares subject to each Post-Separation Parent Option Award and the terms and conditions of exercise of such options shall be determined in a manner consistent with the requirements of Section 409A of the Code.

(b) Restricted Stock Awards. Each Parent Restricted Stock Award that is outstanding as of immediately prior to the Effective Time shall be converted, as of the Effective Time, into a Post-Separation Parent Restricted Stock Award and a SpinCo Restricted Stock Award and each such award shall, except as otherwise provided in this Section 4.02, be subject to the same terms and conditions (including with respect to vesting) after the Effective Time as were applicable to such Parent Restricted Stock Award prior to the Effective Time; provided, however, that from and after the Effective Time the number of shares subject to (i) the Post-Separation Parent Restricted Stock Award shall be equal to the number of Parent Shares subject to the corresponding Parent Restricted Stock Award immediately prior to the Effective Time and (ii) the SpinCo Restricted Stock Award shall be equal to the product, rounded to the nearest whole share, obtained by multiplying (A) the number of Parent Shares subject to the Parent Restricted Stock Award immediately prior to the Effective Time by (B) the Distribution Ratio.

(c) RSU Awards (Pre-2016). Each Parent RSU Award (Pre-2016) that is outstanding as of immediately prior to the Effective Time shall be converted, as of the Effective Time, into a Post-Separation Parent RSU Award (Pre-2016) and a SpinCo RSU Award (Pre-2016) and each such award shall, except as otherwise provided in this Section 4.02, be subject to the same terms and conditions (including with respect to vesting) after the Effective Time as were applicable to such Parent RSU Award (Pre-2016) prior to the Effective Time; provided, however, that from and after the Effective Time the number of shares subject to (i) the Post-Separation Parent RSU Award (Pre-2016) shall be equal to the number of Parent Shares subject to the corresponding Parent RSU Award (Pre-2016) immediately prior to the Effective Time, and (ii) the SpinCo RSU Award (Pre-2016) shall be equal to the product, rounded to the nearest whole share, obtained by multiplying (A) the number of Parent Shares subject to the Parent RSU Award (Pre-2016) immediately prior to the Effective Time by (B) the Distribution Ratio.

(d) RSU Awards (2016). Each Parent RSU Award (2016) that is outstanding as of immediately prior to the Effective Time shall be treated as follows:

(i) If the holder is not a SpinCo Group Employee, Former SpinCo Group Employee or a Parent Non-Employee Director, such award shall be converted, as of the Effective Time, into a Post-Separation Parent RSU Award (2016), and shall, except as otherwise provided in this Section 4.02, be subject to the same terms and conditions (including with respect to vesting and expiration) after the Effective Time as were applicable to such Parent RSU Award (2016) immediately prior to the Effective Time; provided, however, that from and after the Effective Time, the number of Parent Shares subject to such Post-Separation Parent RSU Award (2016) shall be equal to the product, rounded to the nearest whole share, obtained by multiplying (A) the number of Parent Shares subject to the corresponding Parent RSU Award (2016) immediately prior to the Effective Time by (B) the Parent Ratio.

(ii) If the holder is a SpinCo Group Employee or Former SpinCo Group Employee, such award shall be converted, as of the Effective Time, into a SpinCo RSU Award (2016), and shall, except as otherwise provided in this Section 4.02, be subject to the same terms and conditions (including with respect to vesting and expiration) after the Effective Time as were applicable to such Parent RSU Award (2016) immediately prior to the Effective Time; provided, however, that from and after the Effective Time, the number of SpinCo Shares subject to such SpinCo RSU Award (2016) shall be equal to the product, rounded to the nearest whole share, obtained by multiplying (A) the number of Parent Shares subject to the corresponding Parent RSU Award (2016) immediately prior to the Effective Time by (B) the SpinCo Ratio.

(iii) If the holder is a Parent Non-Employee Director, such award shall be converted, as of the Effective Time, into a Post-Separation Parent RSU Award (2016) and a SpinCo RSU Award (2016) and each such award shall, except as otherwise provided in this Section 4.02, be subject to the same terms and conditions after the Effective Time as were applicable to such Parent RSU Award (2016) prior to the Effective Time; provided, however, that the number of shares subject to (A) the Post-Separation Parent RSU Award (2016) shall be equal to the number of Parent Shares subject to the corresponding Parent RSU Award (2016) immediately prior to the Effective Time, and (B) the SpinCo RSU Award (2016) shall be equal to the product, rounded to the nearest whole share, obtained by multiplying (x) the number of Parent Shares subject to the Parent RSU Award (2016) immediately prior to the Effective Time by (y) the Distribution Ratio.

(e) RSU Awards (2017). Each Parent RSU Award (2017) that is outstanding as of immediately prior to the Effective Time shall be treated as follows:

(i) If the holder is not a SpinCo Group Employee, Former SpinCo Group Employee or a Transferred Director, such award shall be converted, as of the Effective Time, into a Post-Separation Parent RSU Award (2017), and shall, except as otherwise provided in this Section 4.02, be subject to the same terms and conditions (including with respect to vesting and expiration) after the Effective Time as were applicable to such Parent RSU Award (2017) immediately prior to the Effective Time; provided, however, that from and after the Effective Time, the number of Parent Shares subject to such Post-Separation Parent RSU Award (2017) shall be equal to the product, rounded to the nearest whole share, obtained by multiplying (A) the number of Parent Shares subject to the corresponding Parent RSU Award (2017) immediately prior to the Effective Time by (B) the Parent Ratio.

(ii) If the holder is a SpinCo Group Employee, Former SpinCo Group Employee or Transferred Director, such award shall be converted, as of the Effective Time, into a SpinCo RSU Award (2017), and shall, except as otherwise provided in this Section 4.02, be subject to the same terms and conditions (including with respect to vesting and expiration) after the Effective Time as were applicable to such Parent RSU Award (2017) immediately prior to the Effective Time; provided, however, that from and after the Effective Time, the number of SpinCo Shares subject to such SpinCo RSU Award (2017) shall be equal to the product, rounded to the nearest whole share, obtained by multiplying (A) the number of Parent Shares subject to the corresponding Parent RSU Award (2017) immediately prior to the Effective Time by (B) the SpinCo Ratio.

(f) Performance Share Awards (Pre-2017). Each Parent Performance Share Award (Pre-2017) that is outstanding as of immediately prior to the Effective Time shall be converted, as of the Effective Time, into a Post-Separation Parent Performance Share Award and a SpinCo Performance Share Award and each such award shall, except as otherwise provided in this Section 4.02, be subject to the same terms and conditions (including with respect to vesting and applicable performance criteria) after the Effective Time as were applicable to such Parent Performance Share Award prior to the Effective Time; provided, however, that from and after the Effective Time:

(i) the number of shares subject to (A) the Post-Separation Parent Performance Share Award shall be equal to the number of Parent Shares subject to the corresponding Parent Performance Share Award immediately prior to the Effective Time, and (B) the SpinCo Performance Share Award shall be equal to the product, rounded to the nearest whole share, obtained by multiplying (1) the number of Parent Shares subject to the Parent Performance Share Award immediately prior to the Effective Time by (2) the Distribution Ratio;

(ii) for purposes of any such award with a performance period that has not been completed as of the Effective Time, the value of dividends taken into account for purposes of the calculation of total shareholder return, shall be (A) the value of any cash dividends paid on Parent Shares during the performance period and (B) the product obtained by multiplying (1) the value of any cash dividends paid on SpinCo Shares during the portion of the performance period occurring after the Effective Time by (2) the Distribution Ratio; and

(iii) for purposes of any such award with a performance period that has not been completed as of the Effective Time, the stock price at the end of the performance period used to determine total shareholder return shall be the sum of (A) the price per share of Parent Shares on the relevant measurement dates, and (B) the product obtained by multiplying (1) the price per share of SpinCo Shares on the relevant measurement dates by (2) the Distribution Ratio.

(g) Performance Share Awards (2017). Each Parent Performance Share Award (2017) that is outstanding as of immediately prior to the Effective Time shall be converted, as of the Effective Time, into a Post-Separation Parent Performance Share Award (2017), and shall, except as otherwise provided in this Section 4.02 and the terms of the award agreement governing the applicable Parent Performance Share Award (2017), be subject to the same terms and conditions (including with respect to vesting and applicable performance goals as determined and established by the Compensation Committee of the Parent Board) after the Effective Time as were applicable to such Parent Performance Share Award (2017) immediately prior to the Effective Time; provided, however, that from and after the Effective Time, the number of Parent Shares subject to such Post-Separation Parent Performance Share Award (2017) shall be equal to the product, rounded to the nearest whole share, obtained by multiplying (A) the number of Parent Shares subject to the corresponding Parent Performance Share Award (2017) immediately prior to the Effective Time by (B) the Parent Ratio.

(h) Miscellaneous Award Terms.

(i) With respect to Post-Separation Parent Awards and SpinCo Awards, (A) employment with or service to the Parent Group shall be treated as employment with or service to SpinCo with respect to SpinCo Awards held by a Parent Group Employee who is employed by a member of the Parent Group immediately following the Effective Time or a Parent Non-Employee Director who is a non-employee director of the Parent Board immediately following the Effective Time, and (B) employment with or service to the SpinCo Group shall be treated as employment with or service to Parent with respect to Post-Separation Parent Awards held by a SpinCo Group Employee who is employed by a member of the SpinCo Group immediately following the Effective Time or a Transferred Director who is a director of SpinCo immediately following the Effective Time. In addition, none of the Separation, the Distribution or any employment transfer described in Section 3.01(a) shall constitute a termination of employment for any Employee for purposes of any Post-Separation Parent Award or any SpinCo Award. After the Effective Time, for any award adjusted under this Section 4.02, any reference to a “change in control,” “change of control” or similar definition in an award agreement, employment agreement or Parent Omnibus Plan applicable to such award, (x) with respect to Post-Separation Parent Awards, shall be deemed to refer to a “change in control,” “change of control” or similar definition as set forth in the applicable award agreement, employment agreement or Parent Omnibus Plan (a “Parent Change in Control”), and (y) with respect to SpinCo Awards, shall be deemed to refer to a “Change in Control” as defined in the SpinCo Omnibus Plan a (“SpinCo Change in Control”). Without limiting the foregoing, with respect to provisions related to vesting of awards, a Parent Change in Control shall be treated as a SpinCo Change in

Control for purposes of SpinCo Awards held by Parent Group Employees, Former Parent Group Employees and Parent Non-Employee Directors (other than Transferred Directors), and a SpinCo Change in Control shall be treated as a Parent Change in Control for purposes of Post-Separation Parent Awards held by SpinCo Group Employees, Former SpinCo Group Employees and Transferred Directors.

(ii) Any determination in respect of a Post-Separation Parent RSU Award (Pre-2016) and SpinCo RSU Award (Pre-2016) or Post-Separation Parent Performance Share Award (Pre-2017) and SpinCo Performance Share Award, in each case, granted to the holder pursuant to the Parent Omnibus Plan or the SpinCo Omnibus Plan, as applicable, and this Section 4.02, shall be made by the Compensation Committee of the Board of Directors of the Party to which the holder provides services immediately after the Effective Time (Parent or SpinCo, as applicable); provided that any such determination shall apply uniformly to both the applicable Post-Separation Parent Award and the corresponding SpinCo Award held by such holder.

(i) Settlement; Tax Reporting and Withholding.

(i) Except as otherwise provided in this Section 4.02(i) or Article VI, after the Effective Time, Post-Separation Parent Awards, regardless of by whom held, shall be settled by Parent, and SpinCo Awards, regardless of by whom held, shall be settled by SpinCo.

(ii) Upon the vesting, payment or settlement, as applicable, of SpinCo Awards, SpinCo shall be solely responsible for ensuring the satisfaction of all applicable Tax withholding requirements on behalf of each SpinCo Group Employee or Former SpinCo Group Employee and for ensuring the collection and remittance of applicable employee withholding Taxes to the Parent Group with respect to each Parent Group Employee or Former Parent Group Employee (with Parent Group being responsible for remittance of the applicable employee Taxes and payment and remittance of the applicable employer Taxes relating to Parent Group Employees and Former Parent Group Employees to the applicable Governmental Authority). Upon the vesting, payment or settlement, as applicable, of Post-Separation Parent Awards, Parent shall be solely responsible for ensuring the satisfaction of all applicable Tax withholding requirements on behalf of each Parent Group Employee or Former Parent Group Employee and for ensuring the collection and remittance of applicable employee withholding Taxes to the SpinCo Group with respect to each SpinCo Group Employee or Former SpinCo Group Employee (with SpinCo Group being responsible for remittance of the applicable employee Taxes and payment and remittance of the applicable employer Taxes relating to SpinCo Group Employees and Former SpinCo Group Employees to the applicable Governmental Authority). Following the Effective Time, Parent shall be responsible for all income Tax reporting in respect of Post-Separation Parent Awards and SpinCo Awards held by Parent Group Employees, Former Parent Group Employees and Parent Non-Employee Directors (other than Transferred Directors), and SpinCo shall be responsible for all income Tax reporting in respect of Post-Separation Parent Awards and SpinCo Awards held by SpinCo Group Employees, Former SpinCo Group Employees and Transferred Directors. Parent shall seek the cooperation of Gannett Co., Inc. under the Employee Matters Agreement by and between Parent (formerly known as Gannett Co., Inc.) and Gannett Co., Inc. (formerly known as Gannett SpinCo, Inc.), dated as of June 26, 2015 (the “Gannett EMA”), with respect to the collection and remittance of applicable employee withholding Taxes and income Tax reporting in respect of SpinCo Awards held by current or former employees or directors of Gannett Co., Inc.

(iii) SpinCo shall be responsible for the settlement of cash dividends or dividend equivalents on any Post-Separation Parent Restricted Stock Award or SpinCo Restricted Stock Award held by a Transferred Director. Prior to the date any such settlement is due, Parent shall pay SpinCo in cash amounts required to settle (A) any dividends or dividend equivalents with respect to Post-Separation Parent Restricted Stock Awards and (B) any dividends or dividend equivalents accrued prior to the Effective Time with respect to SpinCo Restricted Stock Awards. Parent shall be responsible for the settlement of cash dividends or dividend equivalents on any Post-Separation Parent Restricted Stock Awards or SpinCo Restricted Stock Awards held by a Parent Non-Employee Director (other than any Transferred Director). Prior to the date any such settlement is due, SpinCo shall pay Parent in cash amounts required to settle any dividends or dividend equivalents accrued following the Effective Time with respect to SpinCo Restricted Stock Awards. For the avoidance of doubt, the term “dividend equivalents” shall not include any dividend equivalents that are deemed reinvested in SpinCo Shares or Parent Shares, consistent with the practice with respect to the applicable award prior to the Separation, and Parent or SpinCo, as applicable, shall adjust the number of shares subject to the applicable Post-Separation Parent Award or SpinCo Award, as applicable, to reflect such deemed reinvestment in the manner set forth in the applicable award agreement.

(iv) Following the Effective Time, if any Post-Separation Parent Award shall fail to become vested, such Post-Separation Parent Award shall be forfeited to Parent, and if any SpinCo Award shall fail to become vested, such SpinCo Award shall be forfeited to SpinCo.

(j) Cooperation. Each of the Parties shall establish an appropriate administration system to administer, in an orderly manner, (i) exercises of vested Post-Separation Parent Options, (ii) the vesting and forfeiture of unvested Post-Separation Parent Awards and SpinCo Awards, and (iii) the withholding and reporting requirements with respect to all awards. Each of the Parties shall work together to unify and consolidate all indicative data and payroll and employment information on regular timetables and make certain that each applicable Person’s data and records in respect of such awards are correct and updated on a timely basis. The foregoing shall include employment status and information required for vesting and forfeiture of awards and Tax withholding/remittance, compliance with trading windows and compliance with the requirements of the Exchange Act and other applicable Laws. With respect to the foregoing matters, Parent shall seek the cooperation of Gannett Co., Inc. under the Gannett EMA in respect of SpinCo Awards held by current or former employees or directors of Gannett Co., Inc.

(k) Registration and Other Regulatory Requirements. SpinCo agrees to file Forms S-1 and S-8 registration statements with respect to, and to cause to be registered pursuant to the Securities Act, the SpinCo Shares authorized for issuance under the SpinCo Omnibus Plan, as required pursuant to the Securities Act, not later than the Effective Time and in any event before the date of issuance of any SpinCo Shares pursuant to the SpinCo Omnibus Plan. The Parties shall take such additional actions as are deemed necessary or advisable to effectuate the foregoing provisions of this Section 4.02(k). Parent agrees to facilitate the adoption and approval of the SpinCo Omnibus Plan consistent with the requirements of Treasury Regulations Section 1.162-27(f)(4)(iii).

Section 4.03. Employee Stock Purchase Plan. The administrator of the Parent ESPP shall take all actions necessary and appropriate to provide that all payroll deductions and other contributions of the participants in the Parent ESPP who are SpinCo Group Employees shall cease on or before the Distribution Date.

Section 4.04. Non-Equity Incentive Plans. From and following the Effective Time, the SpinCo Group shall retain pursuant to Section 2.03(b) any incentive plan for the exclusive benefit of SpinCo Group Employees and Former SpinCo Group Employees, whether or not sponsored by the SpinCo Group, and, from and after the Effective Time, shall be solely responsible for all Liabilities thereunder.

Section 4.05. Director Compensation. Parent shall be responsible for the payment of any fees for service on the Parent Board that are earned at, before, or after the Effective Time, and SpinCo shall not have any responsibility for any such payments, except as otherwise provided in Section 4.02 or Article VI. With respect to any SpinCo non-employee director, SpinCo shall be responsible for the payment of any fees for service on the SpinCo Board that are earned at any time after the Effective Time and Parent shall not have any responsibility for any such payments. Notwithstanding the foregoing, SpinCo shall commence paying quarterly cash retainers to SpinCo non-employee directors in respect of the quarter in which the Effective Time occurs; provided that (a) if Parent has already paid such quarter’s cash retainers to Parent Non-Employee Directors prior to the Effective Time, then within thirty (30) days after the Distribution Date, SpinCo shall pay Parent an amount equal to the portion of such payment that is attributable to Transferred Directors’ service to SpinCo after the Distribution Date (other than any amount that is subject to a deferral election and is credited or will be credited to any such director’s account under the Cars.com Deferred Compensation Plan), and (b) if Parent has not yet paid such quarter’s cash retainers to Parent Non-Employee Directors prior to the Effective Time, then within thirty (30) days after the Distribution Date, Parent shall pay SpinCo an amount equal to the portion of such payment that is attributable to Transferred Directors’ service to Parent on and prior to the Distribution Date.

ARTICLE V

401(K) RETIREMENT PLANS

Section 5.01. SpinCo 401(k) Plans. From and following the Distribution Date, (a) SpinCo shall retain pursuant to Section 2.03(b) the SpinCo 401(k) Plans and related trust thereunder, including all related Assets and Liabilities and (b) Parent shall retain the Parent 401(k) Plan and related trust thereunder, including all related Assets and Liabilities.

Section 5.02. SpinCo Share Fund in Parent 401(k) Plan. SpinCo Shares distributed in connection with the Distribution in respect of Parent Shares transferred to the Parent 401(k) Plan accounts of Parent Group Employees or Former Parent Group Employees who participate in the Parent 401(k) Plan shall be deposited in a Share Fund for SpinCo Shares (the “SpinCo Share Fund”) under the Parent 401(k) Plan, and such participants in the Parent 401(k) Plan shall be prohibited from increasing their holdings in such SpinCo Share Fund under the Parent 401(k) Plan and may elect to liquidate their holdings in such SpinCo Share Fund and invest those monies in any other investment fund offered under the Parent 401(k) Plan.

Section 5.03. Plan Fiduciaries. For all periods on and after the Distribution Date, the Parties agree that the applicable fiduciaries of each of the Parent 401(k) Plan and the SpinCo 401(k) Plans, respectively, shall have the authority with respect to the Parent 401(k) Plan and the SpinCo 401(k) Plans, respectively, to determine the investment alternatives, the terms and conditions with respect to those investment alternatives and such other matters as are within the scope of their duties under ERISA and the terms of the applicable plan documents.

ARTICLE VI

NONQUALIFIED DEFERRED COMPENSATION PLAN

Effective as of no later than the Effective Time, the SpinCo Group shall establish the Cars.com Deferred Compensation Plan, which shall assume, as of no later than the Effective Time, all Liabilities under the TEGNA Inc. Deferred Compensation Plan related to the Transferred Directors, and the TEGNA Inc. Deferred Compensation Plan shall have no further obligations related to the Transferred Directors from and following the Effective Time. Notwithstanding any provision of this Agreement to the contrary, from and following the Effective Time, (a) the Parent Group shall retain all Assets and Liabilities related to the TEGNA Inc. Deferred Compensation Plan and (b) the SpinCo Group shall retain all Assets and Liabilities related to the Cars.com, LLC Long Term Incentive Plan, The Cars.com Share Appreciation Rights Plan and the Cars.com Deferred Compensation Plan. Subject to the immediately following sentence, as of the Effective Time, all Parent Shares notionally credited to participants’ accounts under the TEGNA Inc. Deferred Compensation Plan and the Cars.com Deferred Compensation Plan shall be notionally credited with SpinCo Shares as determined by applying the Distribution Ratio in the same way as if the notionally credited Parent Shares were outstanding and vested as of the Effective Time. As of the Effective Time, all Parent Awards that have been deferred and credited to participants’ accounts under the TEGNA Inc. Deferred Compensation Plan and the Cars.com Deferred Compensation Plan shall be notionally adjusted in the manner contemplated by Section 4.02 with respect to each such award. As of no later than the Effective Time, the TEGNA Inc. Deferred Compensation Plan shall be amended to provide that (x) any notional SpinCo Shares or SpinCo Awards credited to participants’ accounts under such plan that would ordinarily be settled in SpinCo Shares shall be settled for cash, (y) vested SpinCo Awards may, at the election of the applicable participant, be notionally invested into an investment alternative other than SpinCo Shares and (z) participants in the TEGNA Inc. Deferred Compensation Plan shall be prohibited from increasing their investments in notional SpinCo Shares under the TEGNA Inc. Deferred Compensation Plan and may elect to liquidate their holdings in such notional SpinCo Shares and invest those monies in any other investment fund offered under the TEGNA Inc. Deferred Compensation Plan. As of no later than the Effective Time, the Cars.com Deferred Compensation Plan shall provide that any notional Parent Shares or Post-Separation Parent Awards that would ordinarily be settled in Parent Shares shall be settled for cash, and Parent Shares and vested Post-Separation Parent Awards may, at the election of the applicable participant, be notionally invested into an investment alternative other than Parent Shares.

ARTICLE VII

WELFARE BENEFIT PLANS

Section 7.01. Welfare Plans.

(a) Retention of SpinCo Welfare Plans. Except as otherwise provided in this Article VII, as of the Effective Time, SpinCo shall retain the SpinCo Welfare Plans pursuant to Section 2.03(b).

(b) Allocation of Welfare Plan Assets and Liabilities. Effective as of the Effective Time, the Parent Group shall retain or assume, as applicable, and be responsible for all Assets (including any insurance contracts, policies or other funding vehicles) and Liabilities relating to, arising out of or resulting from health and welfare coverage or claims incurred by or on behalf of Parent Group Employees or Former Parent Group Employees before, at, or after the Effective Time, and the SpinCo Group shall retain or assume, as applicable, and be responsible for all Assets (including any insurance contracts, policies or other funding vehicles) and Liabilities relating to, arising out of or resulting from health and welfare coverage or claims incurred by or on behalf of SpinCo Group Employees or Former SpinCo Group Employees before, at, or after the Effective Time. No SpinCo Welfare Plan shall provide coverage to any Parent Group Employee or Former Parent Group Employee after the Effective Time, and no Parent Welfare Plan shall provide coverage to any SpinCo Group Employee or Former SpinCo Group Employee after the Effective Time.

Section 7.02. COBRA and HIPAA. The Parent Group shall continue to be responsible for complying with, and providing coverage pursuant to, the health care continuation requirements of COBRA, and the corresponding provisions of the Parent Welfare Plans with respect to any Parent Group Employees and any Former Parent Group Employees (and their covered dependents) who incur a qualifying event under COBRA before, as of, or after the Effective Time. The SpinCo Group shall continue to be responsible for complying with, and providing coverage pursuant to, the health care continuation requirements of COBRA, and the corresponding provisions of the SpinCo Welfare Plans with respect to any SpinCo Group Employees or Former SpinCo Group Employees (and their covered dependents) who incur a qualifying event or loss of coverage under the SpinCo Welfare Plans and/or the Parent Welfare Plans before, as of, or after the Effective Time. The Parties agree that the consummation of the transactions contemplated by the Separation and Distribution Agreement shall not constitute a COBRA qualifying event for any purpose of COBRA.

Section 7.03. Vacation, Holidays and Leaves of Absence. From and following than the Effective Time, (a) the SpinCo Group shall retain all Liabilities with respect to vacation, holiday, annual leave or other leave of absence, and required payments related thereto, for each SpinCo Group Employee, unless otherwise required by applicable Law, and (b) the Parent Group shall retain all Liabilities with respect to vacation, holiday, annual leave or other leave of absence, and required payments related thereto, for each Parent Group Employee.

Section 7.04. Severance and Unemployment Compensation. From and following than the Effective Time, (a) the SpinCo Group shall retain any and all Liabilities to, or relating to, SpinCo Group Employees and Former SpinCo Group Employees in respect of severance, and unemployment compensation, regardless of whether the event giving rise to the Liability occurred before, at or after the Effective Time, and (b) the Parent Group shall retain any and all Liabilities to, or relating to, Parent Group Employees and Former Parent Group Employees in respect of severance, and unemployment compensation, regardless of whether the event giving rise to the Liability occurred before, at or after the Effective Time.

Section 7.05. Workers’ Compensation. With respect to claims for workers’ compensation in the U.S., (a) the SpinCo Group shall be responsible for claims in respect of SpinCo Group Employees and Former SpinCo Group Employees, whether occurring before, at or after the Effective Time, and (b) the Parent Group shall be responsible for all claims in respect of Parent Group Employees and Former Parent Group Employees, whether occurring before, at or after the Effective Time. The treatment of workers’ compensation claims by SpinCo with respect to Parent insurance policies shall be governed by Section 5.1 of the Separation and Distribution Agreement.

Section 7.06. Insurance Contracts. To the extent that any Welfare Plan is funded through the purchase of an insurance contract or is subject to any stop loss contract, the Parties shall cooperate and use their commercially reasonable efforts to replicate such insurance contracts for SpinCo or Parent as applicable (except to the extent that changes are required under applicable Law or filings by the respective insurers) and to maintain any pricing discounts or other preferential terms for both Parent and SpinCo for a reasonable term. Neither Party shall be liable for failure to obtain such insurance contracts, pricing discounts, or other preferential terms for the other Party. Each Party shall be responsible for any additional premiums, charges, or administrative fees that such Party may incur pursuant to this Section 7.06.

Section 7.07. Third-Party Vendors. Except as provided below, to the extent that any Welfare Plan is administered by a third-party vendor, the Parties shall cooperate and use their commercially reasonable efforts to replicate any contract with such third-party vendor for Parent or SpinCo, as applicable and to maintain any pricing discounts or other preferential terms for both Parent and SpinCo for a reasonable term. Neither Party shall be liable for failure to obtain such pricing discounts or other preferential terms for the other Party. Each Party shall be responsible for any additional premiums, charges, or administrative fees that such Party may incur pursuant to this Section 7.07.

ARTICLE VIII

MISCELLANEOUS

Section 8.01. Information Sharing and Access.

(a) Sharing of Information. Subject to any limitations imposed by applicable Law, each of Parent and SpinCo (acting directly or through members of the Parent Group or the SpinCo Group, respectively) shall provide to the other Party and its authorized agents and vendors all information necessary (including information for purposes of determining benefit eligibility, participation, vesting, calculation of benefits) on a timely basis under the circumstances for the Party to perform its duties under this Agreement. Such information shall include information relating to equity awards under stock plans. To the extent that such information is maintained by a third-party vendor, each Party shall use its commercially reasonable efforts to require the third-party vendor to provide the necessary information and assist in resolving discrepancies or obtaining missing data.

(b) Transfer of Personnel Records and Authorization. Subject to any limitation imposed by applicable Law and to the extent that it has not done so before the Effective Time, Parent shall transfer to SpinCo any and all employment records (including any Form I-9, Form W-2 or other IRS forms) with respect to SpinCo Group Employees and Former SpinCo Group Employees and other records reasonably required by SpinCo to enable SpinCo properly to carry out its obligations under this Agreement. Such transfer of records generally shall occur as soon as administratively practicable at or after the Effective Time. Each Party shall permit the other Party reasonable access to its Employee records, to the extent reasonably necessary for such accessing Party to carry out its obligations hereunder.

(c) Access to Records. To the extent not inconsistent with this Agreement, the Separation and Distribution Agreement or any applicable privacy protection Laws or regulations, reasonable access to Employee-related and benefit plan related records after the Effective Time shall be provided to members of the Parent Group and members of the SpinCo Group pursuant to the terms and conditions of Article VI of the Separation and Distribution Agreement.

(d) Maintenance of Records. With respect to retaining, destroying, transferring, sharing, copying and permitting access to all Employee-related information, Parent and SpinCo shall comply with all applicable Laws, regulations and internal policies, and shall indemnify and hold harmless each other from and against any and all Liability, Actions, and damages that arise from a failure (by the indemnifying Party or its Subsidiaries or their respective agents) to so comply with all applicable Laws, regulations and internal policies applicable to such information.

(e) Cooperation. Each Party shall use commercially reasonable efforts to cooperate and work together to unify, consolidate and share (to the extent permissible under applicable privacy/data protection Laws) all relevant documents, resolutions, government filings, data, payroll, employment and benefit plan information on regular timetables and cooperate as needed with respect to (i) any claims under or audit of or litigation with respect to any employee benefit plan, policy or arrangement contemplated by this Agreement, (ii) efforts to seek a determination letter, private letter ruling or advisory opinion from the IRS or U.S. Department of Labor on behalf of any employee benefit plan, policy or arrangement contemplated by this Agreement, (iii) any filings that are required to be made or supplemented to the IRS, U.S. Pension Benefit Guaranty Corporation, U.S. Department of Labor or any other Governmental Authority, and (iv) any audits by a Governmental Authority or corrective actions, relating to any Benefit Plan, labor or payroll practices; provided, however, that requests for cooperation must be reasonable and not interfere with daily business operations.

(f) Confidentiality. Notwithstanding anything in this Agreement to the contrary, all confidential records and data relating to Employees to be shared or transferred pursuant to this Agreement shall be subject to Section 6.9 of the Separation and Distribution Agreement and the requirements of applicable Law.

Section 8.02. Preservation of Rights to Amend. Except as set forth in this Agreement, the rights of each member of the Parent Group and each member of the SpinCo Group to amend, waive, or terminate any plan, arrangement, agreement, program, or policy referred to herein shall not be limited in any way by this Agreement.

Section 8.03. Fiduciary Matters. Parent and SpinCo each acknowledges that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable Law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good-faith determination (as supported by advice from counsel experienced in such matters) that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.

Section 8.04. Further Assurances. Each Party hereto shall take, or cause to be taken, any and all reasonable actions, including the execution, acknowledgment, filing and delivery of any and all documents and instruments that any other Party hereto may reasonably request in order to effect the intent and purpose of this Agreement and the transactions contemplated hereby.

Section 8.05. Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b) This Agreement, the Separation and Distribution Agreement and the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. This Agreement, the Separation and Distribution Agreement and the Ancillary Agreements govern the arrangements in connection with the Separation and Distribution and would not have been entered independently.

(c) Parent represents on behalf of itself and each other member of the Parent Group, and SpinCo represents on behalf of itself and each other member of the SpinCo Group, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof.

(d) Each Party acknowledges that it and each other Party is executing this Agreement by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

Section 8.06. Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common Law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of Laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 8.07. Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party hereto. Notwithstanding the foregoing, no such consent shall be required for the assignment of a party’s rights and obligations under this Agreement, the Separation and Distribution Agreement and all other Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole (i.e., the assignment of a party’s rights and obligations under this Agreement and all Ancillary Agreements all at the same time) in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party.

Section 8.08. Third-Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any other Person except the Parties any rights or remedies hereunder. There are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement. Nothing in this Agreement is intended to amend any employee benefit plan or affect the applicable plan sponsor’s right to amend or terminate any employee benefit plan pursuant to the terms of such plan. The provisions of this Agreement are solely for the benefit of the Parties, and no current or former Employee, officer, director, or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement.

Section 8.09. Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and except as provided herein, shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by certified mail, return receipt requested, by facsimile, or by electronic mail (“e-mail”), so long as confirmation of receipt of such e-mail is requested and received, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.09):

If to Parent, to:

TEGNA Inc.

7950 Jones Branch Drive

McLean, Virginia 22107

Attention: Chief Legal and Administrative Officer

Fax:          (703) 873-6331

E-mail:      lawdept@tegna.com

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Igor Kirman

        Victor Goldfeld

Fax:         (212) 403-2000

E-mail:    IKirman@wlrk.com

        VGoldfeld@wlrk.com

If to SpinCo (prior to the Effective Time), to:

Cars.com Inc.

c/o TEGNA Inc.

7950 Jones Branch Drive

McLean, Virginia 22107

Attention: Chief Legal and Administrative Officer

Fax:          (703) 873-6331

E-mail:      lawdept@tegna.com

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Igor Kirman

         Victor Goldfeld

Fax:          (212) 403-2000

E-mail:      IKirman@wlrk.com

        VGoldfeld@wlrk.com

and a copy to:

Cars.com Inc.

175 West Jackson Boulevard

Chicago, Illinois 60604

Attention: Chief Legal Officer

Fax:          (312) 601-5865

E-mail:     legal@cars.com

If to SpinCo (from and after the Effective Time), to:

Cars.com Inc.

175 West Jackson Boulevard

Chicago, Illinois 60604

Attention: Chief Legal Officer

Fax:          (312) 601-5865

E-mail:     legal@cars.com

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Igor Kirman

        Victor Goldfeld

Fax:         (212) 403-2000

E-mail:     IKirman@wlrk.com

         VGoldfeld@wlrk.com

A Party may, by notice to the other Party, change the address to which such notices are to be given.

Section 8.10. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable provision to effect the original intent of the Parties.

Section 8.11. Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.

Section 8.12. Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13. Survival of Covenants. Except as expressly set forth in this Agreement, the covenants, representations and warranties contained in this Agreement, and Liability for the breach of any obligations contained herein, shall survive the Separation and Distribution and shall remain in full force and effect.

Section 8.14. Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 8.15. Dispute Resolution. The dispute resolution procedures set forth in Article VII of the Separation and Distribution Agreement shall apply to any dispute, controversy or claim arising out of or relating to this Agreement.

Section 8.16. Specific Performance. Subject to the provisions of Article VII of the Separation and Distribution Agreement, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at Law for any breach or threatened breach, including monetary damages, are inadequate compensation for any Loss and that any defense in any Action for specific performance that a remedy at Law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are hereby waived by each of the Parties.

Section 8.17. Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 8.18. Interpretation. In this Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules, Exhibits and Appendices hereto) and not to any particular provision of this Agreement; (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement unless otherwise specified; (d) unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement; (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by Law to close in the U.S. or McLean, Virginia; (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (j) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to May 31, 2017.

Section 8.19. Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, neither SpinCo or any member of the SpinCo Group, on the one hand, nor Parent or any member of the Parent Group, on the other hand, shall be liable under this Agreement to the other for any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim).

Section 8.20. Mutual Drafting. This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Employee Matters Agreement to be executed by their duly authorized representatives as of the date first written above.

TEGNA INC.

By:	/s/ Todd A. Mayman
Name:	Todd A. Mayman
Title:	Executive Vice President, Chief Legal and Administrative Officer

CARS.COM INC.

By:	/s/ Todd A. Mayman
Name:	Todd A. Mayman
Title:	Vice President

[Signature Page to Employee Matters Agreement]